UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): September 21, 2005


                              The FINOVA Group Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


        1-11011                                            86-0695381
(Commission File Number)                       (IRS Employer Identification No.)


4800 N. Scottsdale Road, Scottsdale, Arizona                     85251-7623
  (Address of Principal Executive Offices)                       (Zip Code)


                                  480-636-4800
              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

Reference is made to the Registrant's prior disclosure of litigation against its subsidiary, FINOVA Capital Corporation (the "Company"), with respect to The Thaxton Group Inc. ("TGI") contained in the Registrant's prior periodic filings with the Securities and Exchange Commission.

The Company is a defendant (along with other parties) in five class action lawsuits brought on behalf of certain purchasers of subordinated notes of TGI. These lawsuits, which were filed from October 2003 through January 2004, relate to the Company's senior secured loan to TGI and certain related Thaxton entities (collectively with TGI, the "Thaxton Entities") of approximately $108 million at June 30, 2005. These lawsuits allege claims of fraud, securities fraud, and various other civil conspiracy and business torts in the sale by TGI of the subordinated notes (the "Class Actions"). The Thaxton Entities filed petitions for bankruptcy relief in the United States Bankruptcy Court for the District of Delaware in October 2003.

Thaxton's unsecured creditors committee (the "Thaxton Committee") has also filed an action against the Company in the bankruptcy cases of the Thaxton Entities seeking on various grounds, among other things, to avoid and/or equitably subordinate the liens and claims of the Company against the Thaxton Entities and to recover certain monies previously paid to the Company (the "Adversary Proceeding"). The Adversary Proceeding was filed in the United States Bankruptcy Court for the District of Delaware. Thereafter, each of the Class Actions and the Adversary Proceeding were consolidated for coordinated pre-trial proceedings under the federal multidistrict litigation procedures (the "MDL Litigation") in the United States District Court for the District of South Carolina.

The Company was notified on September 21, 2005, that the United States District Court for the District of South Carolina had denied the Company's motion to transfer the Adversary Proceeding back to the District of Delaware at this time, denied the Company's motion for partial summary judgment on certain claims in the Adversary Proceeding, and granted the Thaxton Committee's motion for partial summary judgment on the Committee's claim for equitable subordination. As no opinion granting partial summary judgment on the Committee's equitable subordination claim has yet been issued, the exact scope and nature of the relief granted to the Thaxton Committee is not yet known.

The Company continues to believe that all of the claims against it, including the equitable subordination claim, are without merit and is reviewing its appellate and other options. The Company intends to vigorously defend the claims asserted against it in the Class Actions and the Adversary Proceeding, and to protect its senior secured position in the Thaxton Entities' bankruptcy. However, if the equitable subordination finding is not overturned or otherwise modified, the Company's ability to recover on its claims in the Thaxton Entities bankruptcy cases may be materially and negatively affected, depending upon the exact nature of that ruling, as well as the results of other rulings in this litigation that may substantially limit the effect and importance of the equitable subordination ruling. A material and negative impact on the Company's ability to recover on its claims in the Thaxton Entities bankruptcy cases would have a material adverse impact on the Company's financial position, results of operations and/or cash flow.

In addition, the Class Actions remain pending and await the results of a request by the Company for leave to appeal the District Court of South Carolina's class certification order to the United States Fourth Circuit Court of Appeals. If the Class Actions result in a significant adverse final determination against the Company, which is not anticipated, it is unlikely that the Company would be able to satisfy that liability due to its financial condition. As previously disclosed, due to the Company's financial condition, it does not expect that it can satisfy all of its secured debt obligations at maturity. Attempts to collect on those judgments could lead to future reorganization proceedings of either a voluntary or involuntary nature.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2005

                               THE FINOVA GROUP INC.

                               /s/ Philip A. Donnelly
                               -----------------------------------------------
                               Name: Philip A. Donnelly
                               Title: Senior Vice President, General Counsel &
                                      Secretary